Exhibit 7

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars	2020	2019
Assets
Cash and due from banks (including segregated cash and other deposits)	$26,349	$23,967
Deposits with banks, net of allowance	283,266	169,952
Securities borrowed and purchased under agreements to resell (including $185,204 and $153,193 as of December 31, 2020 and 2019, respectively, at fair value), net of allowance	294,712	251,322
Brokerage receivables, net of allowance	44,806	39,857
Trading account assets (including $168,967 and $120,236 pledged to creditors at December 31, 2020 and 2019, respectively)	375,079	276,140
Investments:
Available-for-sale debt securities (including $5,921 and $8,721 pledged to creditors as of December 31, 2020 and 2019, respectively), net of allowance	335,084	280,265
Held-to-maturity debt securities (including $547 and $1,923 pledged to creditors as of December 31, 2020 and 2019, respectively), net of allowance	104,943	80,775
Equity securities (including $1,066 and $1,162 as of December 31, 2020 and 2019, respectively, at fair value)	7,332	7,523
Total investments	$447,359	$368,563
Loans:
Consumer (including $14 and $18 as of December 31, 2020 and 2019, respectively, at fair value)	288,839	309,548
Corporate (including $6,840 and $4,067 as of December 31, 2020 and 2019, respectively, at fair value)	387,044	389,935
Loans, net of unearned income	$675,883	$699,483
Allowance for credit losses on loans (ACLL)	(24,956)	(12,783)
Total loans, net	$650,927	$686,700
Goodwill	22,162	22,126
Intangible assets (including MSRs of $336 and $495 as of December 31, 2020 and 2019, respectively, at fair value)	4,747	4,822
Other assets (including $14,613 and $12,830 as of December 31, 2020 and 2019, respectively, at fair value), net of allowance	110,683	107,709
Total assets	$2,260,090	$1,951,158

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included on the Consolidated Balance Sheet above. The assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs, presented on the following page, and are in excess of those obligations. In addition, the assets in the table below include third-party assets of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation.

	December 31,
In millions of dollars	2020	2019
Assets of consolidated VIEs to be used to settle obligations of consolidated VIEs
Cash and due from banks	$281	$108
Trading account assets	8,104	6,719
Investments	837	1,295
Loans, net of unearned income
Consumer	37,561	46,977
Corporate	17,027	16,175
Loans, net of unearned income	$54,588	$63,152
Allowance for credit losses on loans (ACLL)	(3,794)	(1,841)
Total loans, net	$50,794	$61,311
Other assets	43	73
Total assets of consolidated VIEs to be used to settle obligations of consolidated VIEs	$60,059	$69,506

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET (Continued)	Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars, except shares and per share amounts	2020	2019
Liabilities

Non-interest-bearing deposits in U.S. offices	$126,942	$98,811

Interest-bearing deposits in U.S. offices (including $879 and $1,624 as of December 31, 2020 and 2019, respectively, at fair value)	503,213	401,418

Non-interest-bearing deposits in offices outside the U.S.	100,543	85,692

Interest-bearing deposits in offices outside the U.S. (including $1,079 and $695 as of December 31, 2020 and 2019, respectively, at fair value)	549,973	484,669
Total deposits	$1,280,671	$1,070,590

Securities loaned and sold under agreements to repurchase (including $60,206 and $40,651 as of December 31, 2020 and 2019, respectively, at fair value)	199,525	166,339

Brokerage payables	50,484	48,601

Trading account liabilities	168,027	119,894

Short-term borrowings (including $4,683 and $4,946 as of December 31, 2020 and 2019, respectively, at fair value)	29,514	45,049

Long-term debt (including $67,063 and $55,783 as of December 31, 2020 and 2019, respectively, at fair value)	271,686	248,760

Other liabilities (including $6,835 and $6,343 as of December 31, 2020 and 2019, respectively, at fair value), including allowance	59,983	57,979
Total liabilities	$2,059,890	$1,757,212

Stockholders’ equity

Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 779,200 as of December 31, 2020 and 719,200 as of December 31, 2019, at aggregate liquidation value	$19,480	$17,980

Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: 3,099,763,661 as of December 31, 2020 and 3,099,602,856 as of December 31, 2019	31	31

Additional paid-in capital	107,846	107,840

Retained earnings	168,272	165,369

Treasury stock, at cost: 1,017,674,452 shares as of December 31, 2020 and 985,479,501 shares as of December 31, 2019	(64,129)	(61,660)

Accumulated other comprehensive income (loss) (AOCI)	(32,058)	(36,318)
Total Citigroup stockholders’ equity	$199,442	$193,242

Noncontrolling interests	758	704
Total equity	$200,200	$193,946
Total liabilities and equity	$2,260,090	$1,951,158

The following table presents certain liabilities of consolidated VIEs, which are included on the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Citigroup.

	December 31,
In millions of dollars	2020	2019

Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup

Short-term borrowings	$9,278	$10,031

Long-term debt	20,405	25,582

Other liabilities	463	917

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup	$30,146	$36,530

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.